Exhibit 10.3

EMPLOYMENT AGREEMENT

     This AGREEMENT is made and entered into as of the [ ] day of [ ], 2004, by and between GRAND TOYS INTERNATIONAL LIMITED (“Grand HK”), a limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China having its registered office at Room UG202, Floor UG2, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong, and TANIA M. CLARKE, a Canadian citizen residing at 5622 Schumack Crescent, Pierrefonds, Quebec, Canada, H8Z 3K3 (“Clarke”).

     WHEREAS, Grand HK, through its wholly-owned subsidiaries, is engaged in the business of designing, developing, producing, marketing, distributing, importing and selling toys and toy-related products (the “Business”).

     WHEREAS, Grand HK is desirous of employing Clarke as Vice President of Finance of Grand HK and Vice President and Chief Financial Officer of Grand Toys International, Inc. (“Grand US”), a subsidiary of Grand HK, and Clarke is willing to serve Grand HK in such capacity, all upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

     1.   Employment.

     Grand HK agrees to employ Clarke, and Clarke agrees to be employed by Grand HK, upon the terms and subject to the conditions of this Agreement.

     2.   Term.

     The term of this Agreement shall be for a period commencing on the date of the closing of the reorganization merger of Grand HK and the acquisition of Playwell International Limited, a private limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Playwell”) and ending on the third anniversary of the commencement of the Term, unless sooner terminated as hereinafter provided (the “Term”).

     3.   Duties; Efforts; Indemnification.

           (a) During the term of this Agreement, Clarke shall serve as the Vice President of Finance of Grand HK and Vice President and Chief Financial Officer of Grand US. Her responsibilities shall include the oversight of the North American operations (current and future) of Grand US from a financial perspective. In addition, she shall also be responsible for the financial management of Grand HK in her capacity of Vice President of Finance of Grand HK. All duties to be rendered by Clarke shall be commensurate with her position as the Vice President of Finance of Grand HK and Vice President and Chief Financial Officer of Grand US.

Clarke shall be based in the greater Montreal, Quebec metropolitan area and shall undertake such domestic and foreign travel as shall be reasonably required to fulfill her duties.

           (b) Subject to and in accordance with the provisions of the Memorandum and Articles of Association of Grand HK, Grand HK shall indemnify Clarke to the fullest extent permitted by applicable law for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by Clarke in connection with any third party action, suit, investigation or proceeding arising out of or relating to the performance by Clarke of services for, or the acting by Clarke as the Vice President of Finance of Grand HK and as the Vice President and Chief Financial Officer of Grand US or as an officer or employee of any other person or entity at Grand HK’s request, and Grand HK shall advance to Clarke or pay on her behalf such amounts as the Board of Directors of Grand HK (the “Board”) shall determine to be due by reason of such indemnification. Grand HK shall use its reasonable best efforts to purchase and maintain during the Term directors’ and officers’ insurance covering Clarke with a liability limit commensurate with that of the comparable insurance maintained by Grand US immediately prior to the commencement of the Term, provided if, in the opinion of the Board, coverage in that amount is not available on commercially reasonable terms, it shall purchase and maintain insurance with such lower liability is it deems commercially reasonable.

     4.   Compensation and Benefits.

           (a) Base Salary. Grand HK shall pay to Clarke a base salary (the “Base Salary”) at a rate of US$170,000 per annum, payable in accordance with Grand HK’s payroll practices for its executive employees. The Board will review the Base Salary not less than annually, for increase, during the Term with a view to ensuring that it remains commensurate with the time and effort required for the discharge of Clarke’s responsibilities pursuant to this Agreement. The Base Salary provided hereunder, as increased by the Board from time to time, shall not be reduced without Clarke’s consent.

           (b) Incentive Compensation. Clarke shall be eligible for the following incentive compensation:

                     (i) Stock Options. Clarke shall be granted options to purchase American Depositary Shares (“ADSs”) representing 50,000 ordinary shares in the capital of Grand HK at a price per ADS which shall be equivalent to the closing market price of ADSs on the day prior to the date of grant of such options. The options shall be granted within sixty (60) days after the date of this Agreement, shall vest and become exercisable as to 16,667 shares on each of the first and second anniversaries of such date and on the date of the expiration of the Term, and shall expire on the fifth anniversary of the date hereof; provided, however, that upon (i) the occurrence of a Change of Control, as defined in Section 11, having the result described in the first sentence of that section, or (ii) the termination of Clarke’s employment other than (A) by Grand HK for Cause (as defined in Section 5(a)), (B) by reason of Clarke’s death or Disability (as defined in Section 5(b)) or (C) by Clarke voluntarily, all of such options then remaining unvested shall become vested immediately. Grand HK shall use reasonable best efforts to cause the ADSs issuable upon exercise of such options to be registered for resale on Form S-8 or other appropriate form for resale of securities upon exercise of options under the Securities Act of 1933, provided that Grand HK shall have determined in its reasonable judgment that the ADRs are eligible for such registration.

                     (ii) Bonus. Clarke shall be entitled to an annual bonus of between 20% to 25% of her annual base salary, subject to the approval of the Board or the Compensation Committee of the Board and the meeting of certain milestones established by the Compensation Committee. The bonus shall be accrued at Grand HK’s fiscal year end and paid to Clarke during the next year upon completion of Grand HK’s annual audit and the approval of Clarke’s bonus by Grand HK’s Board or Compensation Committee;

                     (iii) Transactional Compensation. Clarke may, at the discretion of the Board, be granted additional stock options, bonuses or other incentive compensation contingent upon the success of specific transactions.

           (c) Out-of-Pocket Expenses. Grand HK shall promptly pay to Clarke the reasonable expenses incurred by her in the performance of her duties hereunder in accordance with Grand HK’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Clarke, shall promptly reimburse her for such payment, provided that Clarke provides proper documentation thereof in accordance with Grand HK’s policy.

           (d) Participation in Benefit Plans. Clarke shall be entitled to participate in or receive benefits under any pension plan, health and accident plan or any other employee benefit plan or arrangement made available now or in the future by Grand HK to its North American executives and key management personnel. However, Clarke shall not receive less medical benefits than what she received when employed in the capacity of Executive Vice President and Chief Financial Officer of Grand US immediately prior to the commencement of the Term.

           (e) Vacation. Clarke shall be entitled to such number of paid vacation days in each calendar year that are generally awarded to Grand HK’s North American executives, but in no event less than twenty (20) business days per year. Vacation shall be prorated in any calendar year of the Term during which Clarke is employed hereunder for less than an entire year in accordance with the number of days in such year during which she is so employed. No vacation time shall be paid if not taken or carried over into any subsequent calendar year unless Grand HK’s policies then permit.

     5.   Termination.

     Clarke’s employment hereunder shall be terminated upon Clarke’s death or Clarke’s voluntarily leaving the employ of Grand HK (other than as a result of Grand HK’s material breach of this Agreement), and may be terminated as follows:

           (a) For Cause. Grand HK shall have the right to terminate Clarke’s employment for “Cause.” A termination for “Cause” is a termination evidenced by a resolution adopted by the Board finding that Clarke has:

                     (i) materially or repeatedly breached or failed to comply with any of the material terms of this Agreement, including, without limitation, Sections 3, 7, 8 or 10 of this Agreement;

                     (ii) materially or repeatedly failed to perform her duties under this Agreement, including refusing to carry out the reasonable lawful written instructions of the Board or deliberately and intentionally disregarding the lawful instructions from the Board, in either case which instructions are consistent with the responsibilities and duties of Clarke contemplated by this Agreement;

                     (iii) engaged in gross negligence or willful misconduct in connection with or arising out of the performance of her duties hereunder, including, without limitation, the misappropriation of funds;

                     (iv) been under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of her duties under this Agreement, or while under the influence of drugs or alcohol, engages in grossly inappropriate conduct;

                     (v) engaged in behavior that would constitute grounds for liability for sexual harassment or in the reasonable opinion of the Board other egregious conduct violative of laws governing the workplace, in either case within the jurisdiction in which Clarke is rendering services; or

                     (vi) committed any act of fraud, larceny, misappropriation of funds or embezzlement or been convicted of a felony or a crime of moral depravity;

provided, however, that (A) in the case of clauses (i), (ii) and (iii) above, Clarke shall receive thirty (30) days’ advance written notice that the Board intends to meet to consider Clarke’s termination and specifying the actions constituting Cause, Clarke shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Grand HK shall be conclusively presumed to be done, or omitted to be done, by Clarke in good faith and in the best interests of Grand HK.

           (b) For Disability. Grand HK shall have the right to terminate Clarke’s Employment as a result of Clarke’s “Disability.” For purposes of this Agreement, a termination for “Disability” shall occur:

                     (i) immediately after the Board has provided a written termination notice to Clarke supported by a written statement from a reputable independent physician selected by Grand HK to the effect that Clarke shall have become so incapacitated as to be unable to resume, within 90 days, her employment hereunder by reason of physical or mental illness or injury; or

                     (ii) upon rendering of a written termination notice by Grand HK after Clarke has been unable to substantially perform her duties hereunder for 90 consecutive days (exclusive of any vacation permitted under Section 4(e) hereof) or for 180 days in any 360 day period by reason of any physical or mental illness or injury.

Clarke agrees to make herself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the parties for the purpose of a termination pursuant to Section 5(b)(i).

     6.   Effect of Termination.

           (a) Death or Disability. In the event of the termination of Clarke’s employment as a result of her death or Disability, Grand HK shall:

                     (i) pay to Clarke or her estate, as the case may be, the Base Salary and any accrued and unpaid bonus or incentive compensation in accordance with Section 4(b) through the date of her death or Disability (pro rated for any partial month); and

                     (ii) reimburse Clarke, or her estate, as the case may be, for any expenses pursuant to Section 4(c) (the amounts payable pursuant to the foregoing clauses (i) and (ii) are hereafter referred to as the “Accrued Obligations”).

           (b) For Cause by Grand HK, by Clarke Voluntarily or upon expiration of the Term. In the event that Clarke’s employment is terminated by Grand HK for Cause or by Clarke voluntarily or upon expiration of the Term, Grand HK shall pay to Clarke the Accrued Obligations and Clarke shall have no further entitlement to any other compensation or benefits from Grand HK, except as set forth herein.

           (c) Other than as a result of Clarke’s death or Disability, by Grand HK for Cause or by Clarke. In the event that Clarke’s employment is terminated by Grand HK other than for Cause, death or Disability or by Clarke voluntarily, then, subject to receipt of a release of Grand HK, Grand US, their officers and employees and their respective successors and assigns of claims by Clarke against them solely by reason of her termination of employment hereunder:

                     (i) Grand HK shall pay to Clarke the Accrued Obligations; and

                     (ii) Grand HK shall continue to pay Clarke the Base Salary plus benefits in accordance with Section 4(d), together with bonus accruing in accordance with Section 4(b)(ii) from and after the date of termination until the earlier of (A) the last day of the Term (as if such termination had not occurred) or (B) the date that shall be one year after the date of such termination. In addition, all stock options granted to Clarke pursuant to Section 4(b)(i) shall vest as of the effective date of such termination, if not already vested at termination date;

           (d) This Section 6 sets forth the only obligations of Grand HK with respect to the termination of Clarke’s employment with Grand HK, and Clarke acknowledges that upon the termination of her employment, she shall not be entitled to any payments or benefits which are not explicitly provided herein hereof. Any and all Accrued Obligations shall be paid within fifteen (15) days of the termination of Clarke’s employment.

           (e) In no event shall Clarke be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Clarke under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Clarke obtains other employment.

     7.   Non-Solicitation; Restriction of Competition; Interference.

               (a) As a significant inducement to Grand HK to enter into and perform its obligations under this Agreement, during the Term and until the first anniversary of the termination or expiration of the Term or any extension hereof, for any reason other than the termination of Clarke’s employment without Cause and subject to the provisions of Section 3(b), Clarke will not, either directly or indirectly:

                     (i) either alone or in association with others, solicit, or permit any person or organizations directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was, an employee of Grand HK to leave the employ of Grand HK or terminate his or her employment relationship with Grand HK, or hire or attempt to hire or induce, any employee or employees of Grand HK to terminate their employment with, or otherwise cease their relationship with, Grand HK;

                     (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, vendors or accounts, or prospective clients, customers, vendors or accounts of Grand HK;

                     (iii) directly or indirectly engage in any place in the world in any business which develops, manufactures, promotes or distributes products that are competitive with those that are marketed by Grand HK, or those products which are then under active development by Grand HK (a “Competing Business”), whether such engagement shall be as a Chief Financial Officer, Vice President of Finance, officer, employee, stockholder, shareholder, partner, member or other owner, affiliate or other participant in any Competing Business;

                     (iv) assist others in organizing or engaging in any Competing Business in any capacity or manner described in clause (iii) above; or

                     (v) take any action reasonably likely to cause injury to the relationship between Grand HK or any of its respective employees and any client, lessor, lessee, vendor,

supplier, customer, distributor, employee, consultant or other business associate of Grand HK or any of its affiliates as such relationship relates to Grand HK or its affiliates’ conduct of their business.

           (b) Notwithstanding anything in Section 7(a) to the contrary (i) the provisions of clause 7(a)(iii) and 7(a)(iv) shall not be deemed to preclude Clarke, after the end of the Term, from engagement by a corporation or entity some of the activities of which are a Competing Business if Clarke’s engagement does not, directly or indirectly, relate to, and Clarke is segregated completely from, such Competitive Business and (ii) nothing contained in this Section 7 shall be deemed to prohibit Clarke from directly acquiring or holding, solely for investment, securities of any corporation or entity some of the activities of which constitute a Competitive Business so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation or entity.

           (c) The geographic scope of this Section 7 shall extend to anywhere Grand HK is doing business at the time of termination or expiration.

     8.   Protection of Confidential Information.

           (a) As a significant inducement to Grand HK to enter into and perform its obligations under this Agreement, Clarke acknowledges that she has been and will be provided with information about, and her employment by Grand HK will, throughout the Term, bring her into close contact with, many confidential affairs of Grand HK and Grand US, including, without limitation, books, records, business plans, proprietary information about the Business, costs, profits, markets, sales, customers, advertisers, vendors, suppliers, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public (the “Confidential Information”), all of which are highly confidential and proprietary and all of which were developed by Grand HK and Grand US at great effort and expense. Clarke further acknowledges that the services to be performed by her under this Agreement are of a special, unique, unusual, extraordinary and intellectual character and that the nature of the relationship of Clarke with Grand HK is such that Clarke is capable of competing with Grand HK. In recognition of the foregoing, Clarke covenants and agrees during the Term and thereafter she will:

                     (i) keep secret all Confidential Information and not disclose such Confidential Information to anyone outside of Grand HK, either during or after the Term, except with Grand HK’s prior written consent;

                     (ii) not make use of any Confidential Information for her own purposes or the benefit of anyone other than Grand HK, provided that the confidential matters referred to in clauses (i) and (ii) of this Section 7 shall not apply to information which is generally known to the public other than as a result of Clarke’s breach of this Section 7;

                     (iii) deliver promptly to Grand HK on termination of this Agreement, or at any time Grand HK may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the Business which she may then possess or have under her control, except that she may retain personal notes, notebooks, journals and diaries provided that such materials do not contain Confidential Information; and

                     (iv) not disparage Grand HK, any affiliate of Grand HK, any officer, employee or shareholder of Grand HK, or any affiliate of any such officer, employee or shareholder of Grand HK by making (or causing others to make) any oral or written statements or representations that could reasonably be construed to be a false and misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning any of the aforementioned persons.

     9.   Specific Remedies; Severability.

           (a) For the purposes of Sections 7 and 8 of this Agreement, references to Grand HK shall include all current and future majority-owned subsidiaries of Grand HK and all current and future joint ventures in which Grand HK may from time to time be involved. It is understood by Clarke and Grand HK that the covenants contained in this Section 9 and in Sections 7 and 8 hereof are essential elements of this Agreement and that, but for the agreement of Clarke to comply with such covenants, Grand HK would not have agreed to enter into this Agreement or consummate the Transaction. Grand HK and Clarke have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by Grand HK and all interests of Grand HK and its shareholders. Clarke agrees that the covenants of Sections 7 and 8 are reasonable and valid. If Clarke commits a breach of any of the provisions of Sections 7 and 8 hereof, such breach shall be deemed to be grounds for termination for Cause. In addition, notwithstanding the provisions of Sections 7 and 8, Clarke acknowledges that Grand HK may have no adequate remedy at law if she violates any of the terms hereof. Clarke therefore understands and agrees that Grand HK shall have without prejudice as to any other remedies:

                     (i) the right upon application to any court of proper jurisdiction to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief; and

                     (ii) the right to apply to any court of proper jurisdiction to require Clarke to account for and pay over all compensation, profits, monies, accruals, increments and other benefits (collectively the “Benefits”) derived or received by Clarke as a result of any transaction constituting a breach of any of the provisions of Sections 7 or 8, and, if a court so orders, Clarke hereby agrees to account for and pay over such Benefits to Grand HK.

           (b) Each of the rights enumerated in Sections 7 or 8 hereof and the remedies enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Grand HK at law or in equity. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Grand HK’s right to the relief provided in Section 9(a) or otherwise in the court of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

     10.   Other Agreements.

     Clarke hereby represents that she is not bound by the terms of any agreement with any previous employer, or with any other party, that would impair her right or ability to enter the employ of Grand HK or perform fully her obligations pursuant to this Agreement. Clarke further represents and warrants that her performance of all the terms of this Agreement and as an executive of Grand HK does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by her in confidence or in trust prior to her employment with Grand HK.

     11.   Change of Control.

     In the event that, as a result of any Change in Control of Grand HK, Clarke ceases to act in the capacity of Vice President of Finance of Grand HK and Vice President and Chief Financial Officer of Grand US in accordance with the provisions of this Agreement for any reason other than termination for Cause, she shall be entitled to the same compensation and benefits as if her employment had been terminated by Grand HK without Cause, as provided in Section 6(c). For purposes hereof, a “Change of Control” of Grand HK shall mean any sale, transfer, pledge or other encumbrance of shares, or the issuance of shares, or any other transaction or event including, without limitation, merger or consolidation, as a result of which Cornerstone Overseas Investments Limited, either alone or with its affiliates, shall cease to have control of Grand HK, where “control” shall mean the right, either directly or indirectly, to elect a majority of the board of directors of Grand HK without the consent or acquiescence of any third party, other than as contemplated in that Shareholder Agreement, dated August    , 2004, by and between Cornerstone Overseas Investments Limited, Grand HK, Stephen Altro, David Mars and their affiliates.

     12.   Notices.

     Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) upon delivery, if delivered by hand and followed by notice by mail or facsimile transmission, or electronic mail, (ii) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (iii) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission,

     if to Grand HK:

Grand Toys International Limited Room UG202, Floor UG2 Chinachem Golden Plaza 77 Mody Road Tsimshatsui East Kowloon, Hong Kong Attention: Managing Director Facsimile No.: (852) 2520-5515

     with copies to:

Katten Muchin Zavis Rosenman 575 Madison Avenue New York, NY 10022 Attention: Paul J. Pollock, Esq. Facsimile: (212) 894-5511

     and

Dorsey & Whitney One Pacific Place, Suite 3008 88 Queensway Hong Kong Attention: Steven C. Nelson, Esq. Facsimile No.: (852) 2524-3000

     if to Clarke:

Tania M. Clark 5622 Shumack Crescent Pierrefonds, Quebec, Canada H8Z 3K3

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other.

     13.   Entire Agreement.

     This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     14.   Amendment.

     This Agreement may be amended or modified only by a written instrument executed by Grand HK and Clarke.

     15.   Governing Law.

     This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws therein contained under which any other body of law would be made applicable. If and to the extent that Clarke should, pursuant to the mandatory laws of any other jurisdiction, acquire by reason of the employment relationship created hereunder any rights other than those contemplated by this Agreement, she expressly waives any and all such rights.

     16.   Successors and Assigns.

     This Agreement is personal to Clarke and without the prior written consent of Grand HK shall not be assignable by Clarke otherwise than by will or the laws of descent and distribution with respect to Clarke’s rights, if any, to be paid or receive benefits hereunder. This Agreement shall inure to the benefit of and be enforceable by Clarke’s legal representatives.

     17.   Headings.

     The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

     18.   Acts and Documents.

     The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

     19.   Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     20.   Modifications and Waivers.

     No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Grand HK and is agreed to in writing and signed by Clarke. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     21.   Entire Agreement.

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties or their duly authorized officers as of the date first written above.

GRAND TOYS INTERNATIONAL LIMITED

By:

Tania M. Clarke